Exhibit 3.4

RINGCENTRAL, INC.

CERTIFICATE OF AMENDMENT OF BYLAWS

The undersigned, being the Secretary of RingCentral, Inc., a California corporation (the “Company”), hereby certifies that Section 2 of Article 3 of the Bylaws of the Company was amended effective as of March 7, 2012, and following the affirmative vote of the Company’s board of directors and the affirmative vote of a majority of the outstanding voting shares of the Company to restate such section in its entirety to read in full as follows:

“2. NUMBER OF DIRECTORS AND QUALIFICATION OF DIRECTORS. The current authorized number of directors is seven (7) directors.”

Dated: March 7, 2012

/s/ John Marlow
John Marlow, Secretary